Exhibit 5.1

             [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]








                                          October 9, 1996



Goss Graphic Systems, Inc.
700 Oakmont Lane
Westmont, Illinois 60559


Ladies and Gentlemen:

            We have acted as special counsel for Goss Graphic Systems, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company of $225,000,000 aggregate principal amount of the Company's Senior Subordinated Notes due 2006 (the "Notes"), pursuant to a Registration Statement on Form S-1 (File No. 333-08421) filed with the Securities and Exchange Commission under the Securities Act of 1933, as subsequently amended or supplemented (the Registration Statement, as amended or supplemented is hereinafter referred to as the "Registration Statement"). The Notes are to be issued pursuant to an Indenture (the "Indenture") between the Company and the Bank of New York, as Trustee (the "Trustee"). The form of the Indenture is filed as an exhibit to the Registration Statement.

            In connection with this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other statements, documents, papers, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

            In giving the opinion contained herein, we have relied upon representations of officers of the Company and certificates of public officials with respect to certain factual matters. We also have assumed the genuineness of all signatures or instruments submitted to us, the authenticity of all

Goss Graphic Systems, Inc.
October 9, 1996
Page 2



documents submitted to us as originals and the conformity of copies submitted to us with the original documents to which such copies relate.

            We are admitted to practice law only in the State of New York. We limit our opinion set forth herein in all cases to matters arising under the laws of the State of New York, the General Corporation Law of the State of Delaware or the federal laws of the United States.

            Based upon such examination and subject to the limitations, assumptions, qualifications and exceptions as set forth herein, we are of the opinion that the Notes, when duly authenticated by the Trustee in accordance with the terms of the Indenture and when paid for by the underwriters in accordance with the terms of the Underwriting Agreement, a form of which is filed as an exhibit to the Registration Statement, will be entitled to the benefits of the Indenture, and the Indenture and the Notes will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            This opinion is rendered to you in connection with the filing of the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose without our prior written consent.

            We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.



                                    Very truly yours,


                                    WACHTELL, LIPTON, ROSEN & KATZ